Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 5, 2011, relating to the consolidated financial statements of NeoStem, Inc. and subsidiaries as of and for the year ended December 31, 2010, appearing in the Annual Report on Form 10-K of NeoStem, Inc. for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey
May 11, 2012